Exhibit 21.1

List of subsidiaries of the Registrant

Entity Name	Jurisdiction
Carbonaphene Holdings Limited	British Virgin Islands
Earthasia Holdings Limited	British Virgin Islands
Happy Growth Group Limited	British Virgin Islands
Upworth Capital Limited	Hong Kong
Nice Apex Limited	Hong Kong
Think High Global Limited	British Virgin Islands
Allied Apex Limited	Hong Kong
Shanghai Tanao New Material Technology Company Limited	People’s Republic of China
Heilongjiang Mudanjiang Nongken Tanao Graphene Deep Processing Company Limited	People’s Republic of China
Heilongjiang Province Graphex New Material Technology Company Limited	People’s Republic of China
Graphex Technologies, LLC	United States
Earthasia (International) Limited	Hong Kong
Earthasia (Shanghai) Company Limited	People’s Republic of China
Earthasia Limited	Hong Kong
Earthasia (Qinhai) Limited	People’s Republic of China
Earthasia Design (Shanghai) Company Limited	People’s Republic of China
Shanghai Teddy Friends Investment Management Limited	People’s Republic of China
Earthasia (Xiamen) Company Limited	People’s Republic of China
Earthasia (Qingdao) Company Limited	People’s Republic of China
Earthasia Design (Chang Chun) Company Limited	People’s Republic of China
Shenzhen Qianhai Lebang Internet Financial Services Limited	People’s Republic of China
Thai Gallery (HK) Limited	Hong Kong
Thai Joy F&B Management (Shanghai) Company Limited	People’s Republic of China
Thai Gallery SRL	Italy
Chengdu Thai Gallery Catering Company Limited	People’s Republic of China
Chengdu Taihaowei Catering Company Limited	People’s Republic of China
Yummy Food Holdings Limited	Hong Kong
Shanghai Jingzhu Cultural Development Company Limited	People’s Republic of China
Suzhou Industrial Park Wenlvge Hotel Management Company Limited	People’s Republic of China